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                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                             MEDICAL ALLIANCE, INC.
                              (September 9, 1996)



                                 ARTICLE ONE

         The name of the corporation is MEDICAL ALLIANCE, INC.

                                 ARTICLE TWO

         The period of its duration is perpetual.

                                ARTICLE THREE

         The purpose for which the Corporation is organized is to transact any legal and lawful business transaction. ARTICLE FOUR

         A. The aggregate number of shares that the Corporation shall have authority to issue is 35,000,000 shares. Such shares shall be issued in two classes of stock to be designated "Preferred Stock", which may be issued from time to time in one or more series, and "Common Stock", respectively. The number of shares of Preferred Stock authorized is 5,000,000 shares, having a par value of $.002 per share. The number of shares of Common Stock authorized is 30,000,000 shares, having a par value of $.002 per share.

                 Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

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                                  ARTICLE FIVE

         The Corporation will not commence business until it has received for issuance of its shares, consideration of the value of One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE SIX

         No shareholder of this Corporation shall, by reason of his holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other securities either in whole or in to the existing shareholders of any class. This provision shall not impair contractual rights granted by the of Directors of the Corporation.

                                 ARTICLE SEVEN

         Directors shall be elected by plurality vote. Cumulative voting shall not be permitted for Board of Director elections or any other purpose. The Board of Directors are to be divided into three classes as of equal size as possible, with the term of each class expiring in consecutive years with approximately one-third of the Board of Directors being elected each year. Any Director or the Board of Directors may be removed with or without cause, at any meeting of the shareholders called expressly for that purpose, by a vote of the holders of two-thirds (2/3) of the shares entitled to vote at that election.

                                 ARTICLE EIGHT

         The street address of the registered office of the Corporation is 2445 Gateway Drive, Suite 150 Irving, Texas 75603, and the name of the registered agent at such address is Mark Novy.
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                                  ARTICLE NINE

         The number of directors constituting the Board of Directors is seven
(7), and the name and the addresses of the persons who are serving as directors are:

         Name                                       Address
         ----                                       -------

         Paul R. Herchman               201 Oakmont, Trophy Club, TX 76262

         David A. Kallenberger, M.D.    6405 Centennial Court, Oklahoma City,
                                        OK 63116

         Leon Pritzker                  3825 Echo Brook Lane, Dallas TX 75229

         Thomas A. Montgomery           2809 Dandray Court, Plano, TX 75093

         Leo Lopez                      3500 Potomoc, Dallas, TX 75205

         Morris G. Moreland             1700 Clubview, Amarillo, TX 79124

         Jim Silcock                    3817 Centenary, Dallas, TX 75229


                                  ARTICLE TEN

         To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director. Any repeal or modification of this Article Ten will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article Ten shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article Ten.

                               ARTICLE ELEVEN

         The name and address of the incorporator is:

         Name                              Address
         ----                              -------
         Marc C. Johnson                   500 First National Bank Building,
                                           Amarillo, TX 79102

                               ARTICLE TWELVE

         A. The Corporation will, to the fullest extent permitted by the Texas Business Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons who it has power to indemnify under such Act from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Act. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and inure to the benefit of the heirs, executors and administrators of such a person.
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         B.      If a claim under paragraph B of this Article Twelve is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Texas for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Texas nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         C. The Corporation may purchase and maintain liability, indemnification and/or other insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole partnership, trust, employee/benefit plan or other enterprise, against any liability asserted against and/or incurred by the Corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the Corporation would otherwise have the power to indemnify such person against that liability.

                 The power to indemnify and/or obtain insurance provided in this Article Twelve shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, the articles of incorporation and/or Bylaws of the Corporation, contract, other agreement, vote or otherwise.

                                ARTICLE THIRTEEN

         In addition to any other manner of calling a special meeting of shareholders that may be set forth in the Bylaws of the Corporation, a special meeting of shareholders may be called at the request of the holders of at least 50% of all shares issued and outstanding and entitled to vote.

                                ARTICLE FOURTEEN

         Only the Board of Directors is expressly authorized to alter, amend, or repeal the Bylaws of the Corporation or to adopt new Bylaws.